Exhibit d.(13)(j)

AMENDMENT NO. 9

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDMENT NO. 9 to the INVESTMENT SUB-ADVISORY AGREEMENT (“Amendment”) is dated as of April 29, 2024, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas life insurer (the “Adviser”), and JPMORGAN INVESTMENT MANAGEMENT INC., a Delaware corporation (the “Subadviser”).

WITNESSETH:

WHEREAS, VALIC Company I (the “Company”) is an investment company organized under the general corporation laws of Maryland as a series type of investment company issuing separate classes (or series) of stock (each, a “Fund,” and collectively, the “Funds”) and is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser and the Company have entered into an Investment Advisory Agreement dated as of January 1, 2002, as amended (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management and advisory services to the Company; and

WHEREAS, pursuant to the Advisory Agreement, the Company has authorized the Adviser to employ an investment subadviser for the purpose of providing investment management services for any one or more of the Funds; and

WHEREAS, the Adviser and the Subadviser are parties to an Investment Sub-Advisory Agreement dated October 1, 2011, as amended from time to time (the “Subadvisory Agreement”), pursuant to which the Subadviser furnishes investment advisory services to the Funds listed on Schedule A thereto; and

WHEREAS, the Adviser wishes to employ the Subadviser to manage a portion of the assets of the Core Bond Fund on the terms set forth in the Subadvisory Agreement and the parties have agreed to enter into this Amendment for that purpose; and

WHEREAS, the Board of Directors of the Company, including a majority of the Directors who are not “interested persons” of the Company as defined in Section 2(a)(19) of the 1940 Act, has approved this Amendment; and

WHEREAS, the Securities and Exchange Commission has granted an exemptive order to the Adviser that, subject to certain conditions, permits the parties to enter into this Amendment without first obtaining shareholder approval.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:

1. Amendment. Schedule A to the Subadvisory Agreement is hereby amended and restated as attached hereto.

2. Notices. All notices required or permitted to be given under Section 13 of the Subadvisory Agreement shall be in writing and shall be addressed to the appropriate party at the address specified below, or such other address as may be specified by such party in writing in accordance with this paragraph, and shall be deemed to have been properly given when delivered or mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, or by reputable courier service:

If to VALIC:	With a copy to:

The Variable Annuity Life Insurance Company 2919 Allen Parkway Houston, Texas 77019 Attention: General Counsel Email address: SaamcoLegal@aig.com	SunAmerica Asset Management, LLC 30 Hudson Street, 16th Floor Jersey City, NJ 07302 Attention: General Counsel Email address: SaamcoLegal@aig.com

If to SUB-ADVISER:	With a copy to:

J.P. Morgan Investment Management Inc. 277 Park Avenue, Floor 8 New York, New York 10172 Attention: bootsie.beeks@jpmchase.com	JPMorgan Chase Bank, N.A. 4 New York Plaza, Floor 19 New York, New York 10004 Attention: Mutual Funds Legal

3. Term. The Subadvisory Agreement shall become effective as to the Fund on the date set forth on Schedule A and shall continue in effect for two years from its effective date unless sooner terminated in accordance with the terms of the Subadvisory Agreement.

4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

5. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

6. Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement. The parties agree that this Amendment and any documents related hereto may be electronically signed. The parties agree that any electronic signatures appearing on this Amendment and any related documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ Thomas M. Ward
Name:	Thomas M. Ward
Title:	Authorized Signatory

JPMORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Bootsie Beeks
Name: Bootsie Beeks
Title: Vice President

[Signature Page to Amendment No. 9 to JPMorgan Subadvisory Agreement]